Exhibit 99.T3A-2

FORM OF AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
MTS, INCORPORATED

The undersigned, E. Allen Rodriguez and DeVaughn D. Searson, do hereby certify:

First:  They are the duly elected and acting President and Secretary, respectively, of MTS, INCORPORATED, a California corporation (the “Corporation”).

Second: The Articles of Incorporation of the Corporation are amended and restated to read in full as follows:

Article I

The name of the Corporation is MTS, INCORPORATED.

Article II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.  The Corporation elects to be governed by all of the provisions of the General Corporation Law of 1977 not otherwise applicable to it under Chapter 23 thereof.

Article III

A.            Authorized Capitalization.  The Corporation is authorized to issue two classes of shares designated “Common Stock” and “Preferred Stock,”  respectively.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred one million (101,000,000) shares.  The number of shares of Preferred Stock which the Corporation is authorized to issue is one million (1,000,000) shares.  The number of shares of Common Stock which the Corporation is authorized to issue is one hundred million (100,000,000) shares.  Effective upon the filing of these Amended and Restated Articles of Incorporation, and without any further action on the part of the Corporation or its shareholders, each share of Class B Common Stock of the Corporation then issued and outstanding shall automatically be converted into 1,500 fully paid and nonassessable shares of Common Stock.  The Corporation’s Class A Common Stock is hereby cancelled.

B.            Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any such series of Preferred Stock and the designation of any such series of Preferred Stock.  The Board of Directors, within the  limits and restrictions stated in this Article III or in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

C.            Common Stock.  Upon any dissolution of the Corporation, the holders of Common Stock are entitled to share ratably in the assets thereof that may be available for distribution after satisfaction of creditors and the payment of any liquidation preference of any outstanding shares of Preferred Stock.  Dividends or distributions as may be determined by the Board of Directors of the Corporation from time to time may be declared and paid or made upon the Common Stock out of any source at the time lawfully available for the payment of dividends.  In all matters put before a vote of the holders of Common Stock, the holders of Common Stock shall have one (1) vote per share.

D.            Quorum.  The holders of shares entitled to cast a majority of the votes that could be a vote thereon shall constitute a quorum.

Article IV

1.             The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

2.             This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its  shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

Article V

The Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

Article VI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, except as otherwise provided herein and all rights conferred upon the shareholders herein are granted subject to this reservation.

Article VII

This Article VII shall become effective only when the Corporation becomes a listed corporation within the meaning of Section 301.5 of the Corporations Code. The ability of shareholders to cumulate votes in the election of directors shall automatically be eliminated.

Third:  The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors.

Fourth:  The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the Corporations Code.  The total number of outstanding shares of the Corporation entitled to vote on this amendment is 1,000 shares of Class B Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was a majority of the shares of Class B Common Stock.  There were no shares of Class A Common Stock or Preferred Stock issued or outstanding.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: , 2004, at Sacramento, California.

/s/
E. Allen Rodriguez
PRESIDENT

/s/
DeVaughn D. Searson
SECRETARY